Exhibit 4.66

Termination Agreement

This Termination Agreement is made in Beijing on May 7, 2021 by and among:

(1)	Party A: Wu Haipeng ；He Yansheng ;
(2)	Party B: Qie Yi You (Beijing) Information Technology Co., Ltd.

Address: #3-72 Building No. 6 Ronghui Plaza, Linkong Economic Zone, Shunyi District, Beijing, China ; and

(3)	Party C: Beijing Chenhuan Technology Co., Ltd.

Address: #3-71 Building No. 6 Ronghui Plaza, Linkong Economic Zone, Shunyi District, Beijing, China

For the purpose of this Agreement, Party A, Party B and Party C shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	Party A and Party B signed a Loan Agreement on January 13, 2014, according to which Party B provided Party A with a loan totaling RMB 1.5 million;
2.

Party A and Party B signed an Equity Pledge Agreement on January 13, 2014, according to which Wu Haipeng pledged 51% of the equities held by Wu Haipeng in Party C to Party B and He Yansheng pledged 49% of the equities held by He Yansheng in Party C to Party B;

3.	Party B and Party C signed an Exclusive Technical Consulting and Service Agreement on January 13, 2014;
4.	On January 13, 2014, the Parties signed an Exclusive Equity Option Agreement, a Voting Right Entrustment Agreement and a Business Management Agreement;

(The above agreements are collectively referred to as “Existing Control Documents”).

NOW, THEREFORE, based on the principle of equality and mutual benefit, the Parties, through friendly negotiation, agree as follows (this “Agreement”):

1.	Termination of the Existing Control Documents
(1)

Party A and Party B hereby irrevocably agree and confirm that the Loan Agreement and the Equity Pledge Agreement shall be terminated as of the signing date of this Agreement and shall no longer be valid.

(2)

Party B and Party C hereby irrevocably agree and confirm that the Exclusive Technology License and Service Agreement shall be terminated as of the signing date of this Agreement and shall no longer be valid.

(3)

The Parties hereby irrevocably agree and confirm that the Exclusive Technical Consulting and Service Agreement and the Voting Right Entrustment Agreement and the Business Management Agreement shall be terminated as of the signing date of this Agreement and shall no longer be valid.

(4)	From the signing date of this Agreement, each Party shall no longer have the rights under the Existing Control Documents and does not need to perform the obligations thereunder.
(5)

Each Party hereby irrevocably and unconditionally releases the other Parties from any kind or nature of disputes, claims, demands, rights, obligations, responsibilities, actions, contracts or prosecution reasons that such Party has or may have against other Parties in the past, present or future, which are directly or indirectly related to or arise from the Existing Control Documents.

2.	This Agreement is made in four counterparts, with each Party holding one counterpart, and such four counterparts shall have the same legal force.

(The following remainder of this page is intentionally left blank and is a signature page)

(This page is the signature page of this Termination Agreement)

Wu Haipeng

Signature:/s/ Wu Haipeng

He Yansheng

Signature:/s/ He Yansheng

Qie Yi You (Beijing) Information Technology Co., Ltd. (Seal)

Beijing Chenhuan Technology Co., Ltd. (Seal)

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